UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/01/2006

AMERICAN SUPERCONDUCTOR CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-19672

DE	04-2959321
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Two Technology Drive, Westborough, MA 01581
(Address of principal executive offices, including zip code)

508-836-4200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 1, 2006, the number of directors of the Board of Directors(the Board)of American Superconductor Corporation (the Company)was increased from eight to nine, and the Board appointed John Wood as a director to fill the vacancy created by the increase in the size of the Board. At this time, the Company does not expect to appoint Wood to any committees of the Companys Board of Directors.

In connection with his appointment as a Company director, a stock option to purchase 20,000 shares of the Companys common stock, $0.01 par value per share (the Common Stock), was granted to Mr. Wood pursuant to the Companys Second Amended and Restated 1997 Director Stock Option Plan, as amended, with an exercise price equal to $10.67 per share of Common Stock. This stock option vests as to 50% of the shares of Common Stock thereunder on December 1, 2007 and as to an additional 50% on December 1, 2008. Additionally, Mr. Wood will be entitled to equity and cash compensation for his services on the Board under the Companys non-employee director compensation policies.

Since 2003, Mr. Wood has been the chief executive officer and a director of Analogic Corporation (NASDAQ: ALOG), a leading designer and manufacturer of medical imaging and security systems. He will retire from both of these positions effective December 31, 2006.

Prior to joining Analogic in 2003, Mr. Wood, 63, held senior executive positions over a 22-year career at Thermo Electron Corporation. Most recently, he served as president of Peek Ltd., a division of Thermo Electron Corporation, and as a senior vice president of the parent company. He previously served as president and chief executive officer of Thermedics, a subsidiary of Thermo Electron. Mr. Wood earned a Bachelors degree in Electrical Engineering from Louisiana Tech University and a Masters degree in Electrical Engineering from the Massachusetts Institute of Technology.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: December 05, 2006	By:	/s/ Thomas M. Rosa
Thomas M. Rosa
Vice President and Chief Financial Officer